Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES AND MICROSOFT TEAM UP TO DEVELOP MICROSOFT DYNAMICS AX FOR PUBLIC SECTOR
Software Development Agreement to Strengthen Public Sector Technology Worldwide
Dallas, January 10, 2007 — Tyler Technologies, Inc. (NYSE: TYL) announced today a strategic alliance with Microsoft Corporation (NASDAQ: MSFT) to jointly develop core public sector functionality for Microsoft Dynamics AX to address the unique accounting needs of public sector organizations worldwide. The agreement combines Tyler’s solid public sector expertise with Microsoft’s leading business management technology in a joint development effort.
Microsoft Dynamics is a line of business management solutions for small to enterprise level customers. As a leading provider of information management software for the public sector, Tyler will enhance Microsoft Dynamics AX with public sector-specific functionality. The co-development will broaden the functionality of Microsoft Dynamics AX, providing both Tyler and Microsoft with a public sector accounting platform to support their existing and prospective clients well into the future.
As part of this alliance, Tyler will become an authorized Microsoft reseller for the Microsoft Dynamics solutions developed under this arrangement, and will sell the solutions directly into the government market. Tyler will also receive license and maintenance royalties on direct and indirect sales of the solutions developed under the multi-year term of this relationship, which includes renewal provisions and termination rights.
“This strategic alliance provides exciting opportunities for both of our companies,” said Tyler’s President and Chief Executive Officer, John Marr, Jr. “Tyler will have access to the latest Microsoft technology to enhance its public sector solutions, and will become a licensed Microsoft reseller for this new solution. Microsoft will gain increased exposure within the public sector market, and advance this solution’s global reach through its extended distribution channels.”
“We recognized Tyler Technologies as a leading software company dedicated to the public sector,” said Microsoft Business Solutions Corporate Vice President Satya Nadella. “As such, it brings to this alliance a reputation of unsurpassed industry knowledge, a loyal customer base and a history of success. It’s the right partner to build a foundation for the future success of Microsoft Dynamics AX and its partners in this marketplace, including resellers, ISVs and industry builders.”
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Tyler Technologies and Microsoft Team Up to Develop
Microsoft Dynamics AX for Public Sector
January 10, 2007

Tyler will continue to support its existing financial solutions, and the development will provide Tyler’s customers with an option to migrate to this next generation platform in the future. In addition, Microsoft’s worldwide network of partners and industry builders will deliver further customization and local expertise to enhance the Microsoft Dynamics AX technology and provide customers with “best in class” public sector software solutions.
This core accounting foundation will also help increase business opportunities for Microsoft partners worldwide. It will provide a strong foundation for industry builders, Independent Software Vendors (ISVs) and resellers to create specialized business applications for the public sector. These features will be part of Microsoft Dynamics AX and will provide additional capabilities in fund accounting, encumbrance accounting and grant management, as well as enabling compliance of Microsoft Dynamics AX with the Financial Systems Integration Office (FSIO) standards for U.S. federal government customers. Targeted for delivery in 2009, Microsoft Dynamics AX with public sector functionality will be sold in the United States and internationally through Microsoft’s distribution channels.
“The partnership between Microsoft and Tyler Technologies creates a tremendous opportunity for ISV partners to advance public sector technology,” said John Carr, Chief Executive Officer of Metaphor Software, a Microsoft Dynamics AX ISV serving the public sector. “It provides a solid product foundation, allowing the partner community to focus on the more specific efforts that make a difference to our customers.”
Executives at both Tyler Technologies and Microsoft look forward to the long-term potential of the relationship.
“What we’re creating is the next evolution in public sector software,” said Satya Nadella. “It opens the door to a world of opportunities to support public sector organizations and their communities.”
About Tyler Technologies:
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylertech.com.
Tyler Technologies, Inc. has included in this press release “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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